UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Web.com Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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EXPLANATORY NOTE

On September 5, 2018, Web.com Group, Inc., a Delaware corporation (“Web.com,” the “Company,” “we,” “us” or “our”) filed its definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) relating to the Amended and Restated Agreement and Plan of Merger, dated as of August 5, 2018 (as it may be amended from time to time, the “Merger Agreement”) with Parker Private Holdings II, LLC, a Delaware limited liability company (the "Parent"), Parker Private Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the "Merger Sub"), pursuant to which Merger Sub will merge with and into Web.com (the “Merger”), with Web.com continuing as the surviving corporation and a wholly owned subsidiary of the Parent.

On September 11, 2018, Adam Franchi, a purported stockholder of the Company, filed a putative class action lawsuit in the United States District Court for the District of Delaware against the Company and the members of the Company’s Board of Directors (the “Board”), Case No. 1:18-cv-01408. The Company believes the claims set forth in this lawsuit are without merit.

While the Company believes that the disclosures set forth in the Proxy Statement comply fully with applicable law, to moot plaintiffs’ disclosure claims, avoid nuisance, possible expense and delay, and provide additional information to our stockholders, the Company has determined to voluntarily supplement the Proxy Statement with the supplemental disclosure set forth below (the “Supplemental Disclosure”). Nothing in the Supplemental Disclosure shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosure set forth herein or in the Proxy Statement. To the contrary, the Company specifically denies all allegations in the litigation that any additional disclosure was or is required.

Supplemental Disclosures to Proxy Statement

The following information supplements the Proxy Statement and should be read in conjunction with the Proxy Statement, which should be read in its entirety. Capitalized terms used but not otherwise defined herein have the meanings given to them in the Proxy Statement, and all references to captions and page numbers refer to captions and page numbers in the Proxy Statement, respectively. To the extent that information herein differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement. Without admitting in any way that the disclosures below are material or otherwise required by law, Web.com makes the following additional disclosures:

The disclosure under the heading “THE MERGER — Opinions of Web.com’s Financial Advisors— Opinion of BofA Merrill Lynch — Selected Precedent Transactions Analysis” is hereby supplemented by replacing the table following the first sentence under that heading on page 38 of the Proxy Statement with the following table:

Date Announced	Acquiror	Target	Transaction Value/ LTM EBITDA
5/10/2018	Gannett Co., Inc.	WordStream, Inc.	NA
7/24/2017	KKR & Co. L.P.	WebMD Health Corp.	11.9x
7/18/2017	BC Partners	PlusServer GmbH	10.6x1
7/3/2017	Red Ventures Holdco, LP	Bankrate, Inc.	11.2x
4/10/2017	Harland Clarke Holdings Corp.	RetailMeNot, Inc.	7.7x
12/15/2016	United Internet AG	Strato AG	12.4x
12/6/2016	GoDaddy Inc.	Host Europe Holdings	12.9x
11/8/2016	Warburg Pincus LLC	UTDI (1&1 Internet) (33% Stake)	12.5x2

 1 Reflects CY16 EBITDA

10/21/2016	j2 Global, Inc.	Everyday Health, Inc.	10.9x
8/26/2016	Apollo Global Management, LLC	Rackspace Hosting, Inc.	5.9x
6/27/2016	Gannett Co., Inc.	ReachLocal, Inc.	15.8x
2/11/2016	Web.com Group, Inc.	Yodle, Inc.	NM
11/2/2015	Endurance International Group Holdings, Inc.	Constant Contact, Inc.	13.3x
7/16/2015	Permira	eBay Enterprise	5.9x
5/12/2015	Verizon Communications Inc.	AOL Inc.	8.7x
9/11/2014	Alliance Data Systems Corporation	Conversant, Inc.	11.0x
7/19/2013	Cinven Limited	Host Europe Group	11.3x
11/4/2011	Warburg Pincus LLC/Goldman Sachs Capital Partners	Endurance International Group Holdings, Inc. (81.3% Stake)	10.5x
8/3/2011	Web.com Group, Inc.	Network Solutions	9.2x
7/1/2011	KKR & Co. L.P./Silver Lake Partners/Technology Crossover Ventures	GoDaddy Inc.	16.4x3

The disclosure under the heading “THE MERGER — Opinions of Web.com’s Financial Advisors— Opinion of BofA Merrill Lynch – Discounted Cash Flow Analysis” is hereby supplemented by replacing the first paragraph under that heading on page 39 of the Proxy Statement with the following paragraph:

BofA Merrill Lynch performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows (which unlevered free cash flows were calculated based on the tax-effected adjusted earnings before interest, taxes and amortization plus depreciation less capital expenditures, other cash flow and change in net working capital, in each case as set forth in the Company Forecasts (see, as defined in "The Merger—Certain Company Forecasts") and the filings made by the Company with the SEC) that the Company was forecasted to generate from the second fiscal quarter of 2018 through fiscal year 2022, together with the estimated cash flow benefit that the Company was forecasted to realize from tax deductible amortization from the second fiscal quarter of 2018 through the fiscal year 2023 and the estimated cash flow benefit that the Company was forecasted to realize from certain NOLs from the second fiscal quarter of 2018 through fiscal year 2027, in each case based as set forth in the Company Forecasts (see, as defined in "The Merger—Certain Company Forecasts") and the filings made by the Company with the SEC). BofA Merrill Lynch calculated implied terminal values for the Company based on perpetuity growth rates ranging from 2.5% to 3.0%, which range was selected based on BofA Merrill Lynch's professional judgment and experience, taking into account the Company’s forecasts and market expectations regarding the long term real growth of gross domestic product and inflation. The cash flows and terminal values were then discounted to present value as of March 31, 2018, which present values ranged from approximately $495 million to $514 million in the case of cash flows, and approximately $1.187 billion to $1.736 billion in the case of terminal values, in each case using discount rates ranging from 9.25% to 11.00%, which were based on an estimate of the Company's weighted average cost of capital derived using the capital asset pricing model. These estimates assumed fully diluted shares calculated based on 49.779 million basic shares outstanding, 0.611 million shares of restricted and performance stock units and 5.245 million outstanding options with a weighted average exercise price of $17.58 per share, converted using the Treasury Stock Method), and net debt of $632 million ($17 million of cash and cash equivalents and $649 million of debt). This analysis indicated the following approximate implied per share equity value reference range for the Company as compared to the then - applicable merger consideration (rounded to the nearest $0.05 per share):

The disclosure under the heading “THE MERGER — Opinions of Web.com’s Financial Advisors— Opinion of J.P. Morgan — Discounted Cash Flow Analysis” is hereby supplemented by replacing the first paragraph under that heading on page 47 of the Proxy Statement with the following paragraphs and table:

2 Represents 2016E EBITDA multiple.

3 Multiples calculated using GDDY’s historical 2010, 2011 and 2012 EBITDA.

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for the Company Common Stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows,” for purposes of the discounted cash flow analysis, refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs, and such unlevered free cash flows were calculated using earnings before interest and taxes (post-stock-based compensation expense), less taxes, plus depreciation and amortization, less capital expenditures and adjusted for changes in working capital. “Present value” refers to the current value of the future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

Set forth below are the unlevered free cash flows calculated by J.P. Morgan based on estimates provided by the management of the Company, and which were approved by the management of the Company for use in J.P. Morgan’s analysis:

	For the Fiscal Year Ended December 31,
	2018E	2019E	2020E	2021E	2022E
	($ in millions)
Unlevered Free Cash Flow	$95	$125	$137	$144	$147

The disclosure under the heading “THE MERGER — Certain Company Forecasts” is hereby supplemented by adding the following after the table relating to Company Forecasts presented on pages 51 and 52 of the Proxy Statement:

The following table presents estimates of (i) the Company’s unlevered free cash flow during the second fiscal quarter of 2018 through the fiscal year 2022, (ii) the cash flow benefit to be realized by the Company in respect of tax deductible amortization during the second fiscal quarter of 2018 through the fiscal year 2023 and (iii) the cash flow benefit to be realized by the Company in respect of NOLs during the second fiscal quarter of 2018 through the fiscal year 2027, in each case prepared by BofA Merrill Lynch at the direction of and based upon assumptions furnished by Company management. Such estimates were used in connection with the financial analyses described below in “THE MERGER — Opinions of Web.com’s Financial Advisors – Opinion of BofA Merrill Lynch – Discounted Cash Flow Analysis.”

2Q-4Q ‘18E		2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
($ in thousands)
Unlevered Free Cash Flow	$82,000	$125,000	$137,000	$144,000	$147,000
Cash Flow Benefit due to Tax Shield (Amortization)	$10,000	$13,000	$13,000	$13,000	$3,000	$1,000
Cash Flow Benefit due to Tax Shield (NOLs)	$7,000	$10,000	$10,000	$2,000	$2,000	$2,000	$1,000	$1,000	$1,000	$1,000

Additional Information and Where to Find It.

In connection with the proposed transaction, Web.com has filed documents with the SEC, including a definitive proxy statement relating to the proposed transaction. The definitive proxy statement has been mailed to Web.com stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENTS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, on Web.com’ website at www.web.com and Web.com’s investor relations website at https://ir.web.com/financial-information/sec-filings or by contacting Web.com’s Investor Relations Department at Ira.Berger@web.com.

Participants in the Solicitation

Web.com, and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Web.com in connection with the proposed transaction. Information regarding the special interests of Web.com’ directors and executive officers in the proposed transaction is included in the proxy statement described above.

Forward-Looking Statements

This proxy supplement and related Proxy Statement contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and these include statements using the words such as will and expected, and similar statements. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations of Web.com. Risks and uncertainties include, but are not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect Web.com’s business and the price of its common stock, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the Merger Agreement by the stockholders of Web.com, (iii) the failure of Siris to obtain the necessary financing pursuant to the arrangements set forth in the debt commitment letters delivered pursuant to the Merger Agreement or otherwise, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (v) the effect of the announcement or pendency of the transaction on Web.com’s business relationships, operating results, and business generally, (vi) risks that the proposed transaction disrupts current plans and operations of Web.com and potential difficulties in Web.com employee retention as a result of the transaction, (vii) risks related to diverting management’s attention from Web.com’s ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against Web.com or Siris related to the Merger Agreement or the transaction. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Web.com described in the “Risk Factors” section of Web.com’s Annual Report on Form 10-K for the year ended December 31, 2017, and in Web.com’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on February 23, 2018, and August 7, 2018, respectively, and other documents filed from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Copies of these filings are available online at www.sec.gov and https://ir.web.com/financial-information/sec-filings Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Web.com assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Web.com does not give any assurance that it will achieve its expectations.